SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

Frederick County Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	000-50407	20-0049496
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification Number)

9 North Market Street, Frederick, Maryland 21701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.620.1400

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2013, Frederick County Bank (the “Bank”), the principal subsidiary of Frederick County Bancorp, Inc. (the “Company”) entered into Supplemental Executive Retirement Plan Agreements (the “SERP Agreements”) with Martin S. Lapera, President and Chief Executive Officer of the Company and the Bank, and William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and the Bank.

The SERP Agreements are unfunded, nonqualified supplemental retirement plans, and provide for supplemental retirement benefits for Messrs. Lapera and Talley (each a “participant”), for a period of 15 years after attainment of normal retirement age of 65, or upon earlier death.  The amount of Mr. Lapera’s annual normal retirement benefit payment is $72,061, and the amount of Mr. Talley’s annual normal retirement benefit payment is $49,619, in each case assuming they continue in the Bank’s employ through normal retirement age.  If either Mr. Lapera or Mr. Talley becomes disabled prior to reaching normal retirement age, he will be entitled to receive the accrued portion of the benefit, based on the portion of the period elapsed between January 1, 2013 and normal retirement age.

In the event there is a Change in Control (as defined in the SERP Agreements) prior to a participant reaching normal retirement age, then the participant would become immediately vested in the full amount of the normal retirement benefit.  If a Separation from Service (as defined in the SERP Agreements) occurs within 24 months of a Change in Control, then the participant may elect to receive a discounted payment in a lump sum, or in two or five annual installments.  In the event that any payment or acceleration under the SERP Agreements or otherwise in connection with the participant’s employment would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then the payments under the SERP Agreement would be increased by the amount necessary to provide for the payment of the excise tax and any additional income taxes as a result of such payments.

On February 25, 2013, the Company and Bank also entered into an amendment to the Employment Agreements dated as of September 28, 2009 with each of Mr. Lapera and Mr. Talley, primarily to provide that if it were determined that any payment under the employment agreements, together with any payments or amounts deemed to be received upon or as a result of a change in control, would be subject to the exercise tax imposed by Section 4999 of the Code, the amounts payable to under such agreements would be increased by the amount necessary to provide for the payment of the excise tax and any additional income taxes as a result of such payments.

The foregoing descriptions of the SERP Agreements and the employment agreement amendments are qualified in their entirety by reference to the Supplemental Executive Retirement Plan Agreements between the Bank and each of Messrs. Lapera and Talley, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference, and to the Employment Agreement Amendments among the Company, the Bank and each of Messrs. Lapera and Talley copies of which are attached as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)  Exhibits.

10.1	Supplemental Executive Retirement Plan Agreement, dated as of February 25, 2013 between Frederick County Bank and Martin S. Lapera
10.2	Supplemental Executive Retirement Plan Agreement, dated as of February 25, 2013 between Frederick County Bank and William R. Talley, Jr.
10.3	Amendment No. 1 to Employment Agreement, dated as of February 25, 2013, by and among Frederick County Bancorp, Inc., Frederick County Bank and Martin S. Lapera
10.4	Amendment No. 1 to Employment Agreement, dated as of February 25, 2013, by and among Frederick County Bancorp, Inc., Frederick County Bank and William R. Talley, Jr.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREDERICK COUNTY BANCORP, INC.

	By:	William R. Talley, Jr.
William R. Talley, Jr., Executive Vice President, Chief Financial Officer

Dated: February 26, 2013